As filed with the Securities and Exchange Commission on September 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AADI BIOSCIENCE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	61-1547850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17383 Sunset Boulevard, Suite A250

Pacific Palisades, California 90272

(Address of Principal Executive Offices, including zip code)

Amended and Restated 2014 Equity Incentive Plan

2021 Equity Incentive Plan

2021 Employee Stock Purchase Plan

(Full title of the plan)

Neil Desai, Ph.D.

President and Chief Executive Officer

17383 Sunset Boulevard, Suite A250

Pacific Palisades, California 90272

(424) 473-8055

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Dan Koeppen, Esq.

Robert L. Wernli, Jr., Esq.

Savir S. Punia, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

12235 El Camino Real

San Diego, California 92130

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share, reserved for issuance under the Registrant’s 2021 Equity Incentive Plan	1,885,371(2)	$ 28.89(6)	$54,468,368.19	$ 5,942.50
Common Stock, par value $0.0001 per share, that may be issued pursuant to the exercise of outstanding stock options under the Registrant’s 2021 Equity Incentive Plan	619,931(3)	$28.03(7)	$17,376,156.62	$1,895.74
Common Stock, par value $0.0001 per share, reserved for issuance under the Registrant’s 2021 Employee Stock Purchase Plan	310,617(4)	$24.56(8)	$7,628,753.52	$832.30
Common Stock, par value $0.0001 per share, that may be issued pursuant to the exercise of outstanding stock options under the Registrant’s Amended and Restated 2014 Equity Incentive Plan	432,976(5)	$2.97(9)	$ 1,285,938.72	$140.30
TOTAL	3,248,895	—	$ 80,759,217.05	$8,810.83

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), that become issuable under the Registrant’s Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”), the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration or conversion of the Registrant’s Common Stock that increases the number of outstanding shares of Common Stock.

(2)

Represents 1,885,371 shares of Common Stock reserved for issuance under the 2021 Plan as of the date of this Registration Statement, which includes 2,070,784 shares initially reserved for issuance under the 2021 Plan plus (i) 1,542 shares subject to stock options or similar awards granted under the Registrant’s 2017 Stock Option and Incentive Plan (the “2017 Plan”) or the Registrant’s 2011 Equity Incentive Plan (the “2011 Plan”) that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2017 Plan and 2011 Plan that are forfeited to or repurchased by the Registrant and (ii) 432,976 shares subject to stock options or similar awards granted under the 2014 Plan that were assumed in the merger between the Registrant and Aadi Subsidiary, Inc. (f/k/a Aadi Bioscience, Inc.) (the “Merger”). As of the date hereof, 619,931 shares of Common Stock are subject to options outstanding under the 2021 Plan. The maximum aggregate total number of shares that can be added to the 2021 Plan pursuant to clauses (i) and (ii) is 764,154.

(3)	Represents 619,931 shares of Common Stock as of the date of this Registrant Statement issuable upon the exercise of outstanding options granted under the 2021 Plan.
(4)	Represents 310,617 shares of Common Stock reserved for issuance under the 2021 ESPP.
(5)

Represents 432,976 shares of Common Stock as of the date of this Registration Statement issuable upon the exercise of outstanding stock options granted under the 2014 Plan that were assumed by the Registrant. No additional awards will be made under the 2014 Plan.

(6)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $28.89, which is the average of the high and low prices of shares of Common Stock on The Nasdaq Capital Market (“Nasdaq”) on September 20, 2021 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission (the “SEC”)).

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $28.03 per share, the weighted-average exercise price of stock option awards outstanding under the 2021 Plan as of the date of this Registration Statement.

(8)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $24.56, which is 85% of the average of the high and low prices of shares of Common Stock on Nasdaq on September 20, 2021 (such date being within five business days of the date that this Registration Statement was filed with the SEC). Pursuant to the 2021 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $2.97 per share, the weighted-average exercise price of stock option awards outstanding under the 2014 Plan as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Aadi Bioscience, Inc. (the “Registrant”) hereby incorporates by reference into this registration statement (the “Registration Statement”) the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(1)	The Registrant’s Annual Report on Form 10-K (File No. 001-38560) for the fiscal year ended December 31, 2020 filed with the SEC on March 11, 2021.

(2)	The Registrant’s Quarterly Report on Form 10-Q (File No. 001-38560) for the quarterly period ended March 31, 2021 filed with the SEC on May 17, 2021.

(3)	The Registrant’s Quarterly Report on Form 10-Q (File No. 001-38560) for the quarterly period ended June 30, 2021 filed with the SEC on August 11, 2021.

(4)	The Registrant’s Current Reports on Form 8-K and Form 8-K/A filed on January 5, 2021, February 1, 2021, February 16, 2021, March 5, 2021, March 11, 2021, April 1, 2021, May 17, 2021, May 17, 2021, May 20, 2021, June 4, 2021, July 26, 2021, August 11, 2021, August 18, 2021, August 23, 2021, August 27, 2021, September 3, 2021, September 13, 2021, September 20, 2021, and September 24, 2021 (other than information furnished rather than filed).

(5)	The Registrant’s definitive proxy statement on Schedule 14A filed with the SEC on July 8, 2021 in connection with the Registrant’s special meeting of stockholders.

(6)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on June 25, 2018 pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation, directly or indirectly, own less than 0.1% of the outstanding shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s certificate of incorporation provides that its officers and directors will be indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Registrant’s certificate of incorporation provides that its directors will not be personally liable for monetary damages to the Registrant or its stockholders for breaches of their fiduciary duty as directors, to the fullest extent permitted by Delaware law as it now exists or may in the future be amended. The Registrant’s certificate of incorporation also authorizes it to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s bylaws provide that:

•	the Registrant may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

the Registrant may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in the Registrant’s bylaws are not exclusive.

The Registrant’s certificate of incorporation and its bylaws provide for the indemnification provisions described above. The Registrant has entered into separate indemnification agreements with its directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The Registrant has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in its certificate of incorporation. The Registrant’s bylaws also permit it to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. The Registrant has obtained a policy of director’s and officer’s liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

Exhibit Number			Incorporated by Reference
	Exhibit Description	Filed Herewith	Form	File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of Aadi Bioscience, Inc.		8-K	001-38560	3.1	August 27, 2021

4.2	Amended and Restated Bylaws of Aadi Bioscience, Inc.		8-K	001-38560	3.2	August 27, 2021

4.3	Aadi Bioscience, Inc. 2021 Equity Incentive Plan.		8-K	001-38560	10.6	August 27, 2021

4.4	Form of Stock Option Agreement under the Aadi Bioscience, Inc. 2021 Equity Incentive Plan.		8-K	001-38560	10.7	August 27, 2021

4.5	Aadi Bioscience, Inc. 2021 Employee Stock Purchase Plan		8-K	001-38560	10.8	August 27, 2021

4.6	Aadi Bioscience, Inc. Amended and Restated 2014 Equity Incentive Plan.		8-K	001-38560	10.9	August 27, 2021

4.7	Form of Stock Option Agreement under the Aadi Bioscience, Inc. Amended and Restated 2014 Equity Incentive Plan		8-K	001-38560	10.10	August 27, 2021

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.	X

23.1	Consent of Independent Registered Public Accounting Firm, BDO USA, LLP.	X

23.2	Consent of Ernst & Young LLP.	X

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto).	X

24.1	Power of Attorney (included on the signature page hereto)	X

Item 9. Undertakings.

    A. The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 24, 2021.

AADI BIOSCIENCE, INC.

By:	/s/ Neil Desai
Neil Desai, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Neil Desai, Ph.D. and Lance Thibault, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact, proxy and agent, or any substitute of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Neil Desai Neil Desai, Ph.D.	President, Chief Executive Officer, and Director (Principal Executive Officer)	September 24, 2021

/s/ Lance Thibault Lance Thibault	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	September 24, 2021

/s/ Caley Castelein Caley Castelein, M.D.	Chair of the Board of Directors	September 24, 2021

/s/ Anupam Dalal Anupam Dalal, M.D.	Director	September 24, 2021

/s/ Karin Hehenberger Karin Hehenberger, M.D., Ph.D.	Director	September 24, 2021

/s/ Behzad Aghazadeh Behzad Aghazadeh, Ph.D.	Director	September 24, 2021

/s/ Richard Maroun Richard Maroun	Director	September 24, 2021

/s/ Emma Reeve Emma Reeve	Director	September 24, 2021